                                  Exhibit 4.2

                         Pricing Committee Resolutions


                        RESOLUTIONS OF THE PRICING COMMITTEE
                            OF THE BOARD OF DIRECTORS OF
                             REALTY INCOME CORPORATION

          WHEREAS, in resolutions adopted on July 15, 1997 (the "Resolutions"), the Board of Directors authorized the registration, issuance and sale of up to $300 million of securities, such securities to be either debt securities, common stock or preferred stock (collectively, the "Securities"); and

          WHEREAS, pursuant to the Resolutions, the Company filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-3 (File No. 333-34311) (as amended, the "Registration Statement") relating to the Securities and the Commission declared the Registration Statement effective on September 16, 1997;

          WHEREAS, the Board of Directors has determined to issue a series of debt securities due 2008 (the "Notes") pursuant to an indenture dated as of October 28, 1998 (the "Indenture"), between the Company and The Bank of New York, as Trustee (the "Trustee"), and to offer and sell the Notes to Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, A.G. Edwards & Sons, Inc., PaineWebber Incorporated, Donaldson, Lufkin & Jenrette Securities Corporation, EVEREN Securities, Inc., Sutro & Co. Incorporated and Wheat First Securities, Inc. (the "Underwriters"), pursuant to a purchase agreement (the "Purchase Agreement") between the Company and the Underwriters for reoffering by the Underwriters to the public; and

          WHEREAS, pursuant to Resolution adopted by the Board of Directors on August 12, 1998, the Board of Directors established a Pricing Committee of the Board of Directors for the purpose of approving, among other things, the amount, manner and terms of the issuance and sale of the Notes and appointed William E. Clark, Thomas A. Lewis, Richard J. VanDerhoff and Willard H. Smith to serve on such committee.

          NOW THEREFORE, BE IT RESOLVED, that in accordance with Section 301 of the Indenture, the following terms of the Notes are hereby established (capitalized terms used in these resolutions and not otherwise defined herein having the same definitions as in the Indenture):

          1. The Notes shall constitute a series of Securities having the title "8 1/4% Monthly Income Senior Notes due 2008."

          2. The aggregate principal amount of Notes that may be authenticated and delivered under the Indenture (except for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes pursuant to Sections 304, 305, 306, 906, 1107 or 1305 of the Indenture) shall be limited in aggregate principal amount of $115,000,000. Such series may not be reopened for the issuance of additional Securities of such series.

          3. The entire outstanding principal of the Notes shall be payable on November 15, 2008 (the "Maturity Date").

          4. The rate at which the Notes shall bear interest shall be 8 1/4% per annum; the date from which such interest shall accrue shall be October 28, 1998, the Interest Payment Dates on which such interest will be payable shall be the 15th of each month, beginning December 15, 1998; the Regular Record Dates for the interest payable on the Notes on any Interest Payment Date shall be the 1st of each month, as the case may be, immediately preceding the applicable Interest Payment Date; and the basis upon which interest shall be calculated shall be that of a 360-day year consisting of twelve 30-day months. If any principal of or premium, if any, or interest on any of the Notes is not paid when due, then such overdue principal and, to the extent permitted by law, such overdue premium or interest, as the case may be, shall bear interest, until paid or until such payment is duly provided for, at the rate of 8 1/4% per annum.

          5. The place where the principal of, premium, if any, and interest on the Notes shall be payable, where Notes may be surrendered for the registration of transfer or exchange, and where notices or demands to or upon the Company in respect of the

               Notes and the Indenture may be served shall be the office or agency maintained by the Company for such purpose in the Borough of Manhattan, The City of New York, which shall initially be the Corporate Trust Office of the Trustee at 101 Barclay St., Floor 21 West, New York, New York 10286.

          6. The Notes shall not be redeemable at the option of the Company or any Holder thereof, upon the occurrence of any particular circumstances or otherwise. The Notes will not have the benefit of any sinking fund.

          7. The Notes shall be issued in denominations of $25 and any integral multiples thereof.

          8. The Trustee shall be the initial Security Registrar, transfer agent and Paying Agent for the Notes.

          9. The entire outstanding principal amount of the Notes shall be payable upon declaration of acceleration of the maturity of the Notes pursuant to Section 502 of the Indenture.

          10. Payment of the principal of, premium, if any, and interest on the Notes shall be made in Dollars, and the Notes shall be denominated in Dollars.

          11. The amount of payments of principal of, premium, if any, and interest on the Notes shall be determined with reference to an index, formula or other similar method.

          12. Payments of the principal of, premium, if any, and interest on the Notes shall be made in Dollars, and the Holders have no right to elect the currency in which such payments are made.

          13. In addition to the covenants of the Company set forth in the Indenture, the covenants set forth in the form of Note attached hereto as Exhibit A under the captions "Limitation on Incurrence of Total Debt," "Limitation on Incurrence of Secured Debt,"

               "Debt Service Coverage " and "Maintenance of Total Unencumbered Assets" (collectively, the "Additional Covenants") shall be and hereby are added to the Indenture for the benefit of the Notes, and the Additional Covenants, together with the defined terms (the "Additional Definitions") set forth in such form of Note under the caption "Certain Definitions," are hereby incorporated by reference in and made a part of these resolutions and the Indenture as if set forth in full herein and therein; provided that the Additional Covenants shall only be effective for so long as any of the Notes is Outstanding; and provided, further, that except as set forth in (23) below, the definitions of "Subsidiary" set forth in the form of Note attached hereto as Exhibit A shall only be applicable with respect to the Additional Covenants and the Additional Definitions.

          14. The Notes shall be issuable only as Registered Securities without coupons and shall initially be issued in permanent global form (the "Global Note"). Beneficial owners of interests in the Global Note may exchange such interests for Notes of like tenor of any authorized denomination only under the circumstances provided in Section 305 of the Indenture. The Depository Trust Company ("DTC") shall be the initial depository with respect to the Global Note.

          15. The Notes will not be issuable as Bearer Securities, and a temporary global certificate will not be issued.

          16. Except as otherwise provided in the Indenture and in these resolutions with respect to the payment of Defaulted Interest, interest on any Note shall be payable only to the Person in whose name that Note (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest. Payments of principal, premium, if any, and interest in respect of the Notes will be made by the Company by wire transfer of immediately available funds; provided that, in the event that any Notes are issued in definitive certificated form, the Holders thereof shall have given appropriate wire transfer instructions to the Company and, in the event that such wire transfer instructions shall not have been given to the Company by the Holder of any Note issued in definitive certificated form, payments of interest on such Note may be made by mailing a check for such interest to the address of such Holder as it appears on the Security Register.

          17. Sections 1402 and 1403 of the Indenture shall be applicable to the Notes, and the provisions of Section 1403 shall also be applicable with respect to the Company's obligations under the Additional Covenants; provided that the Company shall be entitled to effect defeasance or covenant defeasance only with respect to all, and not less than all, of the Notes.

          18.  The Notes will be authenticated and delivered as provided in
               Section 303 of the Indenture.

          19. The Company shall not be required to pay Additional Amounts with respect to the Notes as contemplated by Section 1010 of the Indenture.

          20. The Notes shall not be convertible into Common Stock or Preferred Stock.

          21. The Notes will be direct, senior unsecured obligations of the Company and will rank equally with all other senior unsecured indebtedness of the Company from time to time outstanding.

          22. Insofar as Section 801 of the Indenture is applicable to the Notes, the term "Subsidiary," as used in Section 801(2) of the Indenture, shall have the meaning set forth in the form of Note attached hereto as Exhibit A (instead of the meaning set forth in Section 101 of the Indenture), and the term "indebtedness," as used in Section 801(2), shall be deemed to include

               "Debt" and "Secured Debt" (as such terms are defined in the form of Note attached hereto as Exhibit A).

          23. The provisions of Section 1011 of the Indenture shall be applicable with respect to any term, provision or condition set forth in the Additional Covenants, in addition to any term, provision and condition set forth in Sections 1004 to 1008, inclusive, of the Indenture.

          24. The Notes shall have such additional terms as are set forth in the form of Note attached hereto as Exhibit A, which terms are hereby incorporated by reference in and made a part of these resolutions and the Indenture as if set forth in full herein and therein.

          RESOLVED, that the public offering price of the Notes shall be 100% of the principal amount thereof plus accrued interest from October 28, 1998, and the Notes shall be sold to the Underwriters at a price equal to 96.5% of the principal amount thereof.

          RESOLVED, that the forms of Indenture and Purchase Agreement presented to and reviewed by this committee, and the form of Note attached hereto as Exhibit A, by, and each of them hereby is, approved (it being understood that, in the event that Notes are ever issued in definitive certificated form, the legends appearing as the first two paragraphs on the first page of such form of Notes may be removed).

          RESOLVED, that each of the Chairman of the Board, Chief Executive Officer, President, any Vice President, Secretary and Treasurer of the Company be, and each of them acting singly, hereby is, authorized and directed, in the name and on behalf of the Company and where appropriate under its corporate seal, attested by its Secretary or Treasurer, to execute and deliver the Indenture, the Notes and the Purchase Agreement in substantially the forms approved hereby, with such changes as shall have been approved by the executing officer, such approval to be conclusively evidenced by the execution thereof (it being understood that any signatures, attestations and corporate seals appearing on the Notes may be facsimiles thereof).

          RESOLVED, that the preliminary prospectus supplement dated October 16, 1998, prospectus dated October 1, 1997 and final prospectus supplement relating to the Notes be, and the same hereby are, ratified and approved in all respects.

          RESOLVED, that all officers of the Company are authorized, in the name and on behalf of the Company, to make, execute and deliver or cause to be made, executed and delivered, and to evidence the approval of the Board of Directors of, all such officers' certificates, depository agreements, letters of representation or other agreements or arrangements necessary or appropriate in connection with the administration of any book-entry arrangements for the Notes, and such other agreements, undertakings, documents or instruments, and to perform all such acts and make all such payments, as may, in the judgment of such officers, be necessary, appropriate or desirable to effectuate the purpose of these resolutions, including the performance of the obligations of the Company under the Indenture, the Notes, the Purchase Agreement and any other agreement, undertaking, document or instrument referred to herein or therein.

          RESOLVED, that any and all action heretofore taken by the officers of the Company pursuant to the authority conferred by the preceding resolutions and consistent therewith is ratified, approved and confirmed.